Mark Bailey &  Co, Ltd.
1495 Ridgeview Dr. Ste 200
Reno, NV  89519
http://www.markbaileyco.com

March 18, 2011

United States Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

RE: Shrink Nanotechnologies, Inc.

We have read the statements included in Item 4.01 of the Form 8‐K. We agree with such statements made regarding our Firm.

Yours truly,

/s:/ Mark Bailey & Company, Ltd.

Reno, Nevada